Exhibit 99.1

August 26, 2009                                                                                                       FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
REPORTS JULY 2009 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
“Given the combination of the improved recent market conditions and the number of newly recruited financial advisors, intuitively, one would expect more vigorous commission growth,” stated Chairman and CEO Thomas A. James. “However, both assets under management and assets under administration are down from last year. Thus, the Private Client Group’s July commissions/fees were down 12 percent. Moreover, Capital Markets’ commissions were down 9 percent, which was more than accounted for by Equity Capital Markets.
“Managed and co-managed underwritings are down from June but up from last year. Bank loans and assets continued to drop somewhat in July, but we should soon reach our stated objective of total capital/risk-weighted assets ratio of 12 percent, and our plan is to begin to grow again at a rate that approximates the growth of capital over time. We also expect loan loss provisions to continue to exceed historical average rates until the economy completes its bottoming out process,” James concluded.
Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.8 million accounts in 2,200 locations throughout the United States, Canada and overseas. In addition, total client assets are currently $207 billion, of which approximately $30 billion are managed by the firm’s asset management subsidiaries.
To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, levels of loan loss provisions anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2008 annual report on Form 10-K and quarterly report for the quarters ended December 31, 2008, March 31, 2009 and June 30, 2009 on Form 10-Q, which are available on raymondjames.com and sec.gov.

-more-

August 26, 2009                                                                                                        Raymond James Financial, Inc.

	July 2009	July 2008	June 2009
	(22 business days)	(22 business days)	(22 business days)

Securities commissions/fees (1)	$ 136.3 mil.	$ 154.7 mil.	$ 139.7 mil.

Assets under management (2)	$ 30.0 bil.	$ 35.5 bil.	$ 28.6 bil.

# of managed/co-managed underwritings (3)	7	4	19

Total customer assets under administration	$ 207.1 bil.	$ 210.0 bil.	$ 196.0 bil.

Raymond James Bank total assets (4)	$ 8.1 bil.	$ 8.6 bil.	$ 8.3 bil.

Raymond James Bank total loans, net (4)	$ 6.9 bil.	$ 6.8 bil.	$ 7.1 bil.

(1)	Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.

(2)
This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.

(3)	This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions and transaction fees.

(4)	Represents the use of Raymond James Bank as a cash sweep option for brokerage clients, and the related lending activity.

For more information, contact Anthea Penrose at 727-567-2824
Please visit the Raymond James Press Center at raymondjames.com/media.